Free Writing Prospectus
Pursuant to Rule 433
File No: 333-177891-05

-----Original Message-----
From: RBS ABS SYNDICATE (RBS SECURITIES INC) [mailto:rbsgc.abs@bloomberg.net]
Sent: Tuesday, August 06, 2013 11:55 AM
Subject: WFRBS COMMERCIAL MORTGAGE TRUST 2013-C15 X-A PUBLIC NEW ISSUE

WFRBS COMMERCIAL MORTGAGE TRUST 2013-C15 X-A PUBLIC NEW ISSUE

CO-LEAD MANAGERS & JT BOOKRUNNERS: RBS AND WELLS FARGO SECURITIES CO-MANAGER: DEUTSCHE BANK SECURITIES

		Size	Proceeds	Price Guidance
X-A	AAA(sf)/AAA(sf)/Aaa(sf)	$855.158	$~37.4mm	T+180-185

*Notional Amount

Expected pricing today/tomorrow

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov<outbind://133/www.sec.gov> . Alternatively, RBS Securities Inc. will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071.

Robert Pucel
ABS Syndicate
RBS Global Banking & Markets
600 Washington Boulevard, Stamford, CT, 06901
Office: +1 203 897 6160

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Invitation to consider a derivatives transaction: This communication, where prepared by the sales and trading desk or desk strategists, may be marketing material, desk strategy and/or trader commentary.  It is not a product of the research department.  This material may constitute an invitation to consider entering into a derivatives transaction under U.S. CFTC Regulations §§ 1.71 and 23.605, where applicable, but is not a binding offer to buy/sell any financial instrument.  The views of the author may differ from others at The Royal Bank of Scotland plc, The Royal Bank of Scotland N.V. and/or RBS Securities Inc. (collectively "RBS").

This message (including any attachments) is confidential and/or privileged. It is to be used by the intended recipients only. If you have received it by mistake please notify the sender by return e-mail and delete this message from your system. Any unauthorized use or dissemination of this message in whole or in part is strictly prohibited. Please note that e-mails are inherently insecure and susceptible to change. The Royal Bank of Scotland Group, plc ("RBS") and its subsidiaries, and affiliates and subsidiary undertakings, including but not limited to, RBS plc New York and Connecticut Branches, RBS Securities Inc., The Royal Bank of Scotland N.V. New York and Chicago Branches (formerly named ABN AMRO Bank N.V.), Citizens Financial Group, Inc. and RBS Citizens, N.A., shall not be liable for the improper or incomplete transmission of the information contained in this communication or Attachment nor for any delay in its receipt or damage to your system. RBS does not guarantee that the integrity of this communication has been maintained nor that this communication is free of viruses, interceptions or interference. For the protection of RBS and its clients and customers, and in compliance with regulatory requirements, the contents of both incoming and outgoing e-mail communications, which could include proprietary information and non-public personal information (‘NPPI’), may be reviewed. RBS and its subsidiaries and affiliates do not guarantee the accuracy of any email or attachment, that an email will be received or that RBS or its affiliates and subsidiaries will respond to an email.
RBS makes no representations that any information contained in this message (including any attachments) are appropriate for use in all locations or that transactions, securities, products, instruments or services discussed herein are available or appropriate for sale or use in all jurisdictions, or by all investors or counterparties.
Those who utilize this information do so on their own initiative and are responsible for compliance with applicable local laws or regulations.

USA PATRIOT Act Customer Notice: To help the government fight the funding of terrorism and money laundering activities, federal law requires all U.S. financial institutions to obtain, verify, and record information that identifies each customer who opens an account. What this means to our customers: When we open an account on your behalf or we provide services to a business entity, we will ask for its name and address as well as a tax identification number for U.S. entities or other government issued identification number for non-US entities. In addition, we may also ask for documents and/or information relating to the business's formation as well as its principals and/or beneficial owners.
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This communication has been prepared by RBS plc, RBS N.V. or affiliate. It may constitute an invitation to consider a derivatives transaction. It is not within the requirements to promote the independence of research or an offering document and is not an offer, recommendation, nor confirmation of terms. Certain transactions mentioned may give rise to substantial risks and may not be suitable for all investors. RBS may have positions, deal or make markets in these securities or related derivatives. Prices are based on current information and are subject to change. RBS makes no representation or warranties to accuracy or completeness. http://www.rbsm.com/psp/public/pagebuilder.aspx?page=co0150

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Invitation to consider a derivatives transaction: This communication, where prepared by the sales and trading desk or desk strategists, may be marketing material, desk strategy and/or trader commentary.  It is not a product of the research department.  This material may constitute an invitation to consider entering into a derivatives transaction under U.S. CFTC Regulations §§ 1.71 and 23.605, where applicable, but is not a binding offer to buy/sell any financial instrument.  The views of the author may differ from others at The Royal Bank of Scotland plc, The Royal Bank of Scotland N.V. and/or RBS Securities Inc. (collectively "RBS").

This message (including any attachments) is confidential and/or privileged. It is to be used by the intended recipients only. If you have received it by mistake please notify the sender by return e-mail and delete this message from your system. Any unauthorized use or dissemination of this message in whole or in part is strictly prohibited. Please note that e-mails are inherently insecure and susceptible to change. The Royal Bank of Scotland Group, plc ("RBS") and its subsidiaries, and affiliates and subsidiary undertakings, including but not limited to, RBS plc New York and Connecticut Branches, RBS Securities Inc., The Royal Bank of Scotland N.V. New York and Chicago Branches (formerly named ABN AMRO Bank N.V.), Citizens Financial Group, Inc. and RBS Citizens, N.A., shall not be liable for the improper or incomplete transmission of the information contained in this communication or Attachment nor for any delay in its receipt or damage to your system. RBS does not guarantee that the integrity of this communication has been maintained nor that this communication is free of viruses, interceptions or interference. For the protection of RBS and its clients and customers, and in compliance with regulatory requirements, the contents of both incoming and outgoing e-mail communications, which could include proprietary information and non-public personal information (‘NPPI’), may be reviewed. RBS and its subsidiaries and affiliates do not guarantee the accuracy of any email or attachment, that an email will be received or that RBS or its affiliates and subsidiaries will respond to an email.  RBS makes no representations that any information contained in this message (including any attachments) are appropriate for use in all locations or that transactions, securities, products, instruments or services discussed herein are available or appropriate for sale or use in all jurisdictions, or by all investors or counterparties.  Those who utilize this information do so on their own initiative and are responsible for compliance with applicable local laws or regulations.

USA PATRIOT Act Customer Notice: To help the government fight the funding of terrorism and money laundering activities, federal law requires all U.S. financial institutions to obtain, verify, and record information that identifies each customer who opens an account. What this means to our customers: When we open an account on your behalf or we provide services to a business entity, we will ask for its name and address as well as a tax identification number for U.S. entities or other government issued identification number for non-US entities. In addition, we may also ask for documents and/or information relating to the business's formation as well as its principals and/or beneficial owners.
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STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-177891) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-866-884-2071 (8 a.m. – 5 p.m. EST) or by emailing rbscmbs@rbs.com.

Nothing in this document constitutes an offer to sell or a solicitation to buy securities in any jurisdiction where such offer, solicitation or sale is not permitted. The information contained herein is preliminary as of the date hereof, supersedes any such information previously delivered to you and will be superseded by any information subsequently delivered and ultimately by the final prospectus relating to the securities. These materials are subject to change, completion, supplement or amendment from time to time.

STATEMENT REGARDING ASSUMPTIONS AS TO SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

The attached information contains certain tables and other statistical analyses (the “Computational Materials”) which have been prepared in reliance upon information furnished by the Mortgage Loan Sellers. Numerous assumptions were used in preparing the Computational Materials, which may or may not be reflected herein. As such, no assurance can be given as to the Computational Materials’ accuracy, appropriateness or completeness in any particular context; or as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance. The Computational Materials should not be construed as either projections or predictions or as legal, tax, financial or accounting advice. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities. Any weighted average lives, yields and principal payment periods shown in the Computational Materials are based on prepayment and/or loss assumptions, and changes in such prepayment and/or loss assumptions may dramatically affect such weighted average lives, yields and principal payment periods. In addition, it is possible that prepayments or losses on the underlying assets will occur at rates higher or lower than the rates shown in the attached Computational Materials. The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preliminary underlying assets used in preparing the Computational Materials. The principal amount and designation of any security described in the Computational Materials are subject to change prior to issuance. None of RBS Securities Inc. (“RBSSI”), Wells Fargo Securities, LLC (“WFS”), Deutsche Bank Securities, Inc. or any of their respective affiliates make any representation or warranty as to the actual rate or timing of payments or losses on any of the underlying assets or the payments or yield on the securities. The information in this presentation is based upon management forecasts and reflects prevailing conditions and management’s views as of this date, all of which are subject to change. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Mortgage Loan Sellers or which was otherwise reviewed by us.

This free writing prospectus contains certain forward-looking statements. If and when included in this free writing prospectus, the words “expects”, “intends”, “anticipates”, “estimates” and analogous expressions and all statements that are not historical facts, including statements about our beliefs or expectations, are intended to identify forward-looking statements. Any forward-looking statements are made subject to risks and uncertainties which could cause actual results to differ materially from those stated. Those risks and uncertainties include, among other things, declines in general economic and business conditions, increased competition, changes in demographics, changes in political and social conditions, regulatory initiatives and changes in customer preferences, many of which are beyond our control and the control of any other person or entity related to this offering. The forward-looking statements made in this free writing prospectus are made as of the date stated on the cover. We have no obligation to update or revise any forward-looking statement.

RBS is a trade name for the investment banking business of RBSSI. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by RBSSI and their securities affiliates. Lending, derivatives and other commercial banking activities are performed by The Royal Bank of Scotland plc and their banking affiliates. RBSSI is a member of SIPC, FINRA and the NYSE.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC, a member of FINRA, NYSE, NFA and SIPC, Wells Fargo Institutional Securities, LLC, a member of FINRA and SIPC, Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC and Wells Fargo Bank, N.A.

IRS CIRCULAR 230 NOTICE

THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE DEPOSITOR IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEPOSITOR AND THE CO-LEAD BOOKRUNNING MANAGERS OF THE TRANSACTION OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES

The offered certificates referred to in these materials and the asset pool backing them are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. Prospective investors should understand that, when considering the purchase of the offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class of certificates has been priced and the underwriters have confirmed the allocation of certificates to be made to investors; any “indications of interest” expressed by any prospective investor, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for such prospective investors, on the one hand, or the underwriters, the depositor or any of their respective agents or affiliates, on the other hand.

As a result of the foregoing, a prospective investor may commit to purchase certificates that have characteristics that may change, and each prospective investor is advised that all or a portion of the certificates referred to in these materials may be issued that differ from the characteristics described in these materials. The underwriters’ obligation to sell certificates to any prospective investor is conditioned on the certificates and the transaction having the characteristics described in these materials. If the underwriters determine that a condition is not satisfied in any material respect, such prospective investor will be notified, and neither the depositor nor the underwriters will have any obligation to such prospective investor to deliver any portion of the offered certificates which such prospective investor has committed to purchase, and there will be no liability between the underwriters, the depositor or any of their respective agents or affiliates, on the one hand, and such prospective investor, on the other hand, as a consequence of the non-delivery.

Each prospective investor has requested that the underwriters provide to such prospective investor information in connection with such prospective investor’s consideration of the purchase of the certificates described in these materials. These materials are being provided to each prospective investor for informative purposes only in response to such prospective investor’s specific request. The underwriters described in these materials may from time to time perform investment banking services for, or solicit investment banking business from, any company named in these materials. The underwriters and/or their affiliates or respective employees may from time to time have a long or short position in any security or contract discussed in these materials.

The information contained herein supersedes any previous such information delivered to any prospective investor and will be superseded by information delivered to such prospective investor prior to the time of sale.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS
Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, any email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

THE INFORMATION IN THIS FREE WRITING PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

WFRBS 2013-C15
Loan Contribution to Class X-A

Class X-A Components (Sorted by % of PV to X-A) **
Loan	Loan No.	Trust Balance	Percent of Total Deal	Net Loan Rate	Total Interest to XA	PV of Interest to XA	Percent of PV to XA
Meritage Resort & Spa	3	92,000,000	8.31%	5.102%	7,553,540	6,336,399	16.84%
Augusta Mall	1	110,000,000	9.94%	4.333%	3,588,444	3,041,468	8.09%
Molina Office Portfolio	2	103,770,000	9.37%	4.319%	3,226,409	2,744,405	7.30%
Kitsap Mall	5	77,300,000	6.98%	4.279%	2,196,602	1,871,756	4.98%
Renaissance Charlotte Southpark	9	23,975,328	2.17%	5.113%	1,992,229	1,669,988	4.44%
SecurCare Self Storage Portfolio	6	41,104,000	3.71%	4.573%	1,933,719	1,635,292	4.35%
Cleveland Airport Marriott	13	17,981,496	1.62%	5.113%	1,494,172	1,252,491	3.33%
Northwest Self Storage Portfolio	8	27,084,000	2.45%	4.623%	1,366,492	1,154,221	3.07%
Avatar Hotel	14	14,050,000	1.27%	5.183%	1,192,018	1,001,938	2.66%
Hampton Inn Harrisburg-North	33	8,488,459	0.77%	5.653%	988,626	828,027	2.20%
American Self Storage - Staten Island	10	20,948,223	1.89%	4.569%	964,614	815,474	2.17%
Acropolis Gardens Realty Corp.	11	19,500,000	1.76%	4.553%	941,676	792,337	2.11%
Four Points Sheraton Jacksonville	25	9,969,343	0.90%	5.283%	913,688	766,977	2.04%
Oakwood MHC	29	6,275,000	0.57%	5.643%	750,915	627,265	1.67%
FAMSA Plaza	44	7,000,000	0.63%	5.503%	745,267	624,659	1.66%
Winn Dixie Portfolio	35	8,307,500	0.75%	5.173%	724,740	607,184	1.61%
Hilton Garden Inn - Southfield	24	10,234,183	0.92%	4.923%	695,021	585,311	1.56%
AutoZone Center	15	13,844,175	1.25%	4.623%	689,240	581,744	1.55%
Whittier Gateway	28	9,200,000	0.83%	4.997%	691,772	580,517	1.54%
Marlin Medical Office	46	6,500,000	0.59%	5.423%	658,061	551,772	1.47%
24 Hour Fitness - Highlands Ranch	32	8,750,000	0.79%	5.083%	630,505	534,055	1.42%
52 North Office	34	8,400,000	0.76%	4.983%	623,996	523,694	1.39%
The Market at Town Creek	47	6,368,709	0.58%	5.283%	603,501	505,201	1.34%
Vallejo Mobile Estates	21	11,187,241	1.01%	4.673%	594,498	501,263	1.33%
4 Storage of Deer Park	58	4,745,615	0.43%	5.553%	538,097	449,708	1.20%
Coronado Plaza	17	12,900,000	1.17%	4.443%	516,539	436,523	1.16%
Regency Park Apartments	22	10,987,176	0.99%	4.571%	508,130	429,441	1.14%
Plantation Plaza	52	5,600,000	0.51%	5.253%	502,724	422,048	1.12%
Halsted Village	38	8,000,000	0.72%	4.913%	462,193	394,688	1.05%
Newburgh Plaza - MI	39	8,000,000	0.72%	4.913%	462,193	394,688	1.05%
Sheepshead Bay	40	7,980,806	0.72%	4.703%	440,126	370,899	0.99%
Babies R Us Plaza	55	5,040,000	0.46%	5.163%	436,229	365,501	0.97%
Arizona Student Housing Portfolio	20	11,400,000	1.03%	4.753%	399,852	363,799	0.97%
Hughes Multifamily Portfolio	16	13,476,757	1.22%	4.343%	404,252	345,528	0.92%
Devonshire Portfolio	12	18,124,290	1.64%	4.163%	342,272	296,555	0.79%
Holiday Inn Express & Suites - Sidney	54	5,250,000	0.47%	5.033%	338,659	288,829	0.77%
Kitsap Retail Portfolio	18	12,700,000	1.15%	4.249%	333,820	285,090	0.76%
Hawthorne Suites by Wyndham-College Station	57	4,950,000	0.45%	5.106%	307,550	270,037	0.72%
College Town - Tucson	37	8,100,000	0.73%	4.753%	284,105	258,489	0.69%
Raintree Village Apartments	48	6,192,986	0.56%	4.613%	304,334	256,915	0.68%
Aurora Storage Center	53	5,387,150	0.49%	4.703%	296,907	250,257	0.67%
Brightwood Manor MHC	49	4,692,602	0.42%	4.853%	296,881	250,254	0.67%
Woodview Tower	43	7,306,771	0.66%	4.483%	294,363	249,472	0.66%
Woodland Park Village	75	2,000,000	0.18%	5.753%	246,549	206,391	0.55%
Gander Mountain Portfolio	23	10,327,370	0.93%	4.363%	208,859	190,759	0.51%
Candlewood Suites	70	2,535,000	0.23%	5.973%	196,085	178,188	0.47%
801-811 Butterfield Road	51	5,743,115	0.52%	4.412%	204,228	173,514	0.46%
Southpark Village	36	8,250,000	0.75%	4.273%	180,894	160,715	0.43%
El Valle del Sol/Luna MHC	68	2,995,253	0.27%	4.823%	183,592	154,823	0.41%
Route 45 Stop N Store Self Storage	78	1,973,032	0.18%	5.243%	181,541	152,015	0.40%
Sunwood Apartments	80	1,598,501	0.14%	5.493%	174,617	145,982	0.39%
Central Park Tower	45	6,991,665	0.63%	4.437%	159,593	145,675	0.39%
Bel Air MHC	30	1,450,000	0.13%	5.643%	173,518	144,946	0.39%
Ashbury Ridge MHC	72	2,397,377	0.22%	4.853%	156,674	131,710	0.35%
Country Village	31	1,275,000	0.12%	5.643%	152,576	127,452	0.34%
DoubleTree – Holland	27	9,500,000	0.86%	4.183%	130,354	119,653	0.32%
Alamo Self Storage	73	2,172,595	0.20%	4.803%	134,601	113,235	0.30%
Shelby Crossing	60	4,715,506	0.43%	4.223%	107,852	92,782	0.25%
Union Plaza Phoenix	56	5,000,000	0.45%	4.143%	93,801	81,080	0.22%
Walgreens Rogers	64	3,595,515	0.32%	4.273%	94,286	80,753	0.21%
Desoto Village MHC	50	1,397,796	0.13%	4.853%	88,433	74,544	0.20%
West 73rd Tenants Corp.	59	4,743,898	0.43%	4.073%	61,858	54,473	0.14%
Cathedral Properties Corp.	41	7,494,613	0.68%	3.983%	54,236	49,886	0.13%
Victory Apartments, Inc.	84	1,098,758	0.10%	4.653%	56,591	47,794	0.13%
407 Central Park West Owners Corp.	85	1,098,393	0.10%	4.193%	23,616	20,338	0.05%
Gunther Building 1873, Corp. a/k/a Gunther Building 1873 Corp.	77	1,994,557	0.18%	4.013%	18,125	16,340	0.04%
Fleetwood Court Apartments, Inc.	42	7,479,103	0.68%	3.893%	9,621	12,599	0.03%
Coronet Owners, Inc.	63	3,743,975	0.34%	3.863%	(3,255)	(328)	0.00%
Archer Cooperative, Inc.	67	2,997,759	0.27%	3.863%	(2,825)	(410)	0.00%
45 Terrace Owners, Inc.	83	1,294,533	0.12%	3.803%	(5,717)	(4,005)	-0.01%
130 East 75th Street Owners Corp.	74	2,000,000	0.18%	3.833%	(6,773)	(4,248)	-0.01%
400 East 17th Street Corp.	65	3,595,131	0.32%	3.833%	(9,657)	(5,815)	-0.02%
Gramgar, Inc.	79	1,655,909	0.15%	3.713%	(17,860)	(13,855)	-0.04%
Remsen Owners Corp.	86	1,046,882	0.09%	3.563%	(20,955)	(16,851)	-0.04%
Bainbridge House, Inc.	76	1,996,649	0.18%	3.713%	(21,912)	(16,961)	-0.05%
17th Street Artists Corp.	81	1,595,294	0.14%	3.613%	(26,806)	(21,398)	-0.06%
76 Remsen Street, Inc.	82	1,296,058	0.12%	3.453%	(35,081)	(28,493)	-0.08%
Saxon Towers Owners, Inc.	71	2,496,429	0.23%	3.573%	(48,905)	(39,210)	-0.10%
Broadpark Lodge Corp.	62	4,094,179	0.37%	3.603%	(72,248)	(57,672)	-0.15%
1120 Park Corporation	66	3,450,000	0.31%	3.553%	(80,096)	(64,070)	-0.17%
Chelsea-Warren Corp.	69	2,990,817	0.27%	3.403%	(90,514)	(73,737)	-0.20%
The Beverly House, Inc.	61	4,486,304	0.41%	3.433%	(127,171)	(103,422)	-0.27%
33 Greenwich Owners Corp.	19	11,990,567	1.08%	3.703%	(141,577)	(109,871)	-0.29%
Carolina Place	4	85,000,000	7.68%	3.814%	(389,430)	(264,165)	-0.70%
9201 Shore Tenants Corp.	26	9,942,088	0.90%	3.243%	(362,060)	(299,098)	-0.80%
Sunrise Technology Park	7	40,430,000	3.65%	3.673%	(573,515)	(448,126)	-1.19%
Totals		1,107,001,430	100.00%		44,284,716	37,616,074	100.00%

** Assumes 100 CPY to Call and no prepayment penalties received

WFRBS 2013-C15
Class X-A Compostion by Bond Components

Class XA Components**								Class XA Components (Cumulative)
	Class A1	Class A2	Class A3	Class A4	Class ASB	Class AS	Total XA		Class A1	Class A2	Class A3	Class A4	Class ASB	Class AS	Total XA
Total	13.28%	8.99%	35.07%	24.50%	14.99%	3.17%	100.00%	Total	13.28%	8.99%	35.07%	24.50%	14.99%	3.17%	100.00%
Year 1	4.79%	2.06%	4.51%	3.10%	2.26%	0.40%	17.11%	Year 1	4.79%	2.06%	4.51%	3.10%	2.26%	0.40%	17.11%
Year 2	3.81%	1.98%	4.31%	2.95%	2.16%	0.38%	15.59%	Year 2	8.60%	4.04%	8.82%	6.05%	4.41%	0.77%	32.69%
Year 3	2.77%	1.91%	4.20%	2.91%	2.10%	0.38%	14.26%	Year 3	11.37%	5.95%	13.01%	8.96%	6.51%	1.15%	46.95%
Year 4	1.60%	1.81%	3.94%	2.69%	1.98%	0.34%	12.35%	Year 4	12.96%	7.76%	16.95%	11.65%	8.49%	1.49%	59.30%
Year 5	0.32%	1.23%	3.77%	2.57%	1.89%	0.32%	10.10%	Year 5	13.28%	8.99%	20.72%	14.22%	10.38%	1.81%	69.40%
Year 6	0.00%	0.00%	3.58%	2.43%	1.67%	0.30%	7.97%	Year 6	13.28%	8.99%	24.31%	16.65%	12.04%	2.11%	77.38%
Year 7	0.00%	0.00%	3.45%	2.40%	1.31%	0.30%	7.46%	Year 7	13.28%	8.99%	27.76%	19.05%	13.35%	2.41%	84.84%
Year 8	0.00%	0.00%	3.13%	2.21%	0.92%	0.27%	6.53%	Year 8	13.28%	8.99%	30.89%	21.26%	14.28%	2.68%	91.37%
Year 9	0.00%	0.00%	2.99%	2.11%	0.57%	0.26%	5.93%	Year 9	13.28%	8.99%	33.88%	23.36%	14.85%	2.94%	97.30%
Year 10	0.00%	0.00%	1.20%	1.14%	0.14%	0.23%	2.70%	Year 10	13.28%	8.99%	35.07%	24.50%	14.99%	3.17%	100.00%

** Assumes 100 CPY to Call and no prepayment penalties received